UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2013

PAA Natural Gas Storage, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-34722	27-1679071
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

333 Clay Street, Suite 1500
Houston, Texas	77002
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number, including area code: (713) 646-4100

(Former name or former address, if changed since last report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On December 31, 2013 (the “Effective Date”), PAA Natural Gas Storage, L.P., a Delaware limited partnership (the “Partnership”), completed its merger with PAA Acquisition Company LLC (“MergerCo”), a Delaware limited liability company and wholly-owned subsidiary of Plains All American Pipeline, L.P., a Delaware limited partnership (“PAA”), with the Partnership continuing as the surviving entity (the “Merger”), pursuant to an Agreement and Plan of Merger dated as of October 21, 2013 (the “Merger Agreement”), by and among, PAA, MergerCo, the Partnership and PNGS GP LLC, a Delaware limited liability company, a wholly-owned subsidiary of PAA and the general partner of the Partnership (“PNG GP”).

The Merger was completed following the approval of the Merger Agreement and the transactions contemplated thereby, including the Merger (the “Merger Transactions”), by the holders of a majority of common units representing limited partner interests in the Partnership (“common units”) at a special meeting of the unitholders of the Partnership (the “Special Meeting”) held on December 31, 2013 and by the holder of a majority of the subordinated units representing limited partner interests in the Partnership (“subordinated units”) by written consent in lieu of a special meeting.

In connection with the closing of the Merger, each outstanding common unit, other than those owned by PAA immediately prior to the Merger, was cancelled and converted into the right to receive 0.445 common units of PAA (the “Exchange Ratio”), plus cash in lieu of any fractional common units of PAA otherwise issuable in the Merger.  As a result of the Merger, PAA became the owner of 100% of the common units.  Following the Merger, PAA will continue to own 100% of the subordinated units and 100% of the membership interests in PNG GP.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger on December 31, 2013, the Partnership (i) notified the New York Stock Exchange (the “NYSE”) that the Merger was effected and that all outstanding common units other than the common units owned by PAA immediately prior to the Merger were cancelled and converted in the Merger into the right to receive 0.445 common units of PAA, and (ii) requested that the NYSE file a notification of removal from listing on Form 25 with the Securities and Exchange Commission with respect to the common units. The trading of common units on the NYSE was suspended after the closing of the market on December 31, 2013.

Item 3.03. Material Modification to Rights of Security Holders.

The information included under Item 2.01 above is hereby incorporated into this Item 3.03 by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers: Compensatory Arrangements of Certain Officers.

Effective as of the Effective Date, pursuant to the Merger Agreement, Plains All American GP LLC (“Plains GP”), a Delaware limited liability company and the general partner of Plains AAP, L.P., which is the sole member of PAA GP LLC, which is the general partner of PAA, adopted and assumed the PAA Natural Gas Storage, L.P. 2010 Long Term Incentive Plan (the “Legacy Plan”). Additionally, as a result of the Merger, outstanding awards of the Partnership’s phantom units issued under the Legacy Plan were converted into comparable awards of phantom units representing the right to receive PAA common units (“Phantom Units”) by applying the Exchange Ratio to each outstanding phantom unit and rounding down to the nearest whole Phantom Unit for any fractions (the “Award Conversion”).

Item 5.07. Submission of Matters to a Vote of Security Holders.

At a special meeting of common unitholders held on December 31, 2013, holders of a majority of common units outstanding and eligible to vote voted in favor of the proposal to approve the Merger Agreement and the Merger Transactions. The vote tabulation is set forth below:

For	Against	Abstain	Broker Non-Votes	Votes For (as % of common units outstanding)
43,484,672	108,667	34,022	N/A	71.10%

Item 7.01. Regulation FD Disclosure.

On December 31, 2013, PAA and the Partnership issued a joint press release announcing the completion of the Merger. A copy of the joint press release is attached as Exhibit 99.1 hereto. The press release contains statements intended as “forward-looking statements” that are subject to the cautionary statements about forward-looking statements set forth in the press release.

Item 8.01. Other Events.

2011 Credit Agreement

The Partnership previously entered into that certain Credit Agreement entered into as of August 19, 2011 (as amended, supplemented, modified or restated, the “Credit Agreement”), by and among the Partnership, as borrower, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto.

In connection with the consummation of the Merger, all borrowings under the Revolving Credit Facility under the Credit Agreement, which totaled approximately $210 million, were fully repaid and the related Revolving Credit Commitments were terminated.  In addition, the Go Bond Term Loans under the Credit Agreement, which have an aggregate outstanding principal balance of $200 million, were purchased by PAA at par plus accrued interest, and in connection therewith, the Go Bonds held by the Go Bond Term Lenders were assigned to PAA.

Surrender of Certain Transaction Grants by Certain Plains GP and PNG GP Officers

The officers of Plains GP and PNG GP that hold certain phantom subordinated Partnership units issued by PAA (and that were not issued pursuant to the Legacy Plan), which had vesting conditions related to the Partnership and were payable in common or subordinated Partnership units held by PAA (the “Transaction Grants”), have agreed to unilaterally surrender such Transaction Grants upon consummation of the Merger.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Joint press release dated December 31, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAA Natural Gas Storage, L.P.

By:	PNGS GP LLC, its general partner

By:	/s/ Richard McGee
	Name:	Richard McGee
	Title:	Executive Vice President, General Counsel and Secretary

Date: December 31, 2013

EXHIBIT INDEX

Exhibit Number	Description
99.1	Joint press release dated December 31, 2013.